Exhibit 99.1

ConocoPhillips Reports Second-Quarter 2017 Results and Significant Progress on Strategic, Financial and Operational Priorities

HOUSTON--(BUSINESS WIRE)--ConocoPhillips (NYSE: COP) today reported a second-quarter 2017 loss of $3.4 billion, or ($2.78) per share, compared with a second-quarter 2016 loss of $1.1 billion, or ($0.86) per share. Excluding special items, second-quarter 2017 adjusted earnings were $0.2 billion, or $0.14 per share, compared with a second-quarter 2016 adjusted loss of $1.0 billion, or ($0.79) per share. Special items for the current quarter were primarily driven by a non-cash impairment of APLNG, non-cash impairments from the previously announced San Juan and Barnett dispositions, and premiums on early debt retirement, partially offset by gains from the previously announced Canada disposition.

Summary

•	Cash provided by operating activities exceeded capital expenditures and dividends for the fourth consecutive quarter.
•
Achieved second-quarter production excluding Libya of 1,425 MBOED; 3 percent year-over-year underlying production growth when excluding the impact of closed and signed dispositions. Increasing full-year underlying production, while also lowering capital expenditures guidance.

•
Closed Canada transaction, announced San Juan and Barnett asset dispositions for total consideration of up to $3.3 billion, and signed an agreement in July for the sale of Panhandle. Expect over $16 billion of dispositions during 2017.

•
Strengthened balance sheet through $3.0 billion of early debt retirement in the second quarter and a further $2.4 billion debt committed to be retired in the third quarter; expect year-end debt of less than $20 billion.

•	Repurchased $1.0 billion in shares during the quarter, with ending share count reduced by 2% from the first quarter. On track for $3 billion in share repurchases in 2017.
•	Executed second-quarter turnaround activity in Malaysia, Alaska, Europe, Australia and Canada; activity ongoing in the third quarter.
•	Reduced year-over-year production and operating expenses by 8 percent and adjusted operating costs by 13 percent.
•	Improved full-year outlook for capital expenditures, production, and depreciation expense guidance.

“This quarter highlights the significant progress we’ve made in transforming our company. In just six months we’ve exceeded the three-year plan we laid out in late 2016. We’ve reset our portfolio through strategic dispositions that generated substantial proceeds, allowing us to accelerate key financial and operational priorities,” said Ryan Lance, chairman and chief executive officer. “We are on track to far surpass our initial debt reduction and shareholder payout targets, while accelerating strong underlying financial and operational performance. We remain focused on lowering our breakeven price for the business, generating free cash flow and delivering strong per-share growth with improving returns through the price cycles. This is the right approach for value creation in the upstream sector, especially at a time of uncertainty in the commodity markets.”

Second-Quarter Review

Production excluding Libya for the second quarter of 2017 was 1,425 thousand barrels of oil equivalent per day (MBOED), a decrease of 121 MBOED compared with the same period a year ago. Excluding dispositions, underlying production increased from ramp up from several major projects, multiple development programs and improved well performance, which more than offset normal field decline. Excluding the second-quarter impact from closed and signed dispositions of 278 MBOED in 2017 and 429 MBOED in 2016, underlying production increased 30 MBOED, or 3 percent.

In the Lower 48, 12 operated drilling rigs were running in the Eagle Ford, Bakken and Permian. Appraisal activity continues in Canada at Blueberry-Montney. In Alaska, construction activity was completed at GMT 1 and the 1H NEWS drill site facilities are ready for startup. Project work progressed in Europe, with the Aasta Hansteen spar structure arriving in Norway. In Malaysia, additional wells were brought on line at Malikai. In Australia, the 90-day operational phase of the APLNG two-train lenders’ test is complete, with 60 LNG cargos loaded during the first half of the year, and the Barossa-6 appraisal well showed positive results. Turnarounds were successfully completed on KBB, Malikai and APLNG, and in the United Kingdom, Norway, the Western North Slope and Canada. Production from Libya was 12 MBOED.

Earnings were lower compared with the second quarter of 2016 due to non-cash impairments of APLNG, primarily driven by reduced price forecasts, and the previously announced San Juan and Barnett dispositions, partially offset by gains from the previously announced Canada disposition, higher realized prices, lower depreciation expense and lower exploration expenses. Adjusted earnings improved compared with second-quarter 2016 primarily due to higher realized prices, lower depreciation expense from dispositions as well as positive price- and performance-related reserve revisions, and lower exploration expenses. The company’s total realized price was $36.08 per barrel of oil equivalent (BOE), compared with $27.79 per BOE in the second quarter of 2016, reflecting higher average realized prices across all commodities.

For the quarter, cash provided by operating activities was $1.75 billion. Excluding a $0.11 billion change in operating working capital, ConocoPhillips generated $1.64 billion in cash from operations and received proceeds from asset dispositions of $10.7 billion. The company funded $1.0 billion in capital expenditures and investments, paid dividends of $0.3 billion, paid $3.2 billion to reduce debt, purchased $2.5 billion in short-term investments and repurchased $1.0 billion of company common stock.

Six-Month Review

ConocoPhillips’ six-month 2017 earnings were a loss of $2.9 billion, or ($2.30) per share, compared with a six-month 2016 loss of $2.5 billion, or ($2.04) per share. Six-month 2017 adjusted earnings were $1 million, or $0.00 per share, compared with a six-month 2016 adjusted loss of $2.2 billion, or ($1.74) per share.

Production excluding Libya for the first six months of 2017 was 1,503 MBOED, compared with 1,562 MBOED for the same period in 2016. Excluding the impact of dispositions, underlying production increased from new production from major projects, development programs and improved well performance, which more than offset normal field decline. Excluding the six-month impact from closed and signed dispositions of 343 MBOED in 2017 and 433 MBOED in 2016, underlying production increased 31 MBOED, or 3 percent.

The company’s total realized price during this period was $36.13 per BOE, compared with $25.31 per BOE in the first six months of 2016. This reflected higher average realized prices across all commodities.

In the first half of 2017, cash provided by operating activities was $3.54 billion. Excluding a $0.07 billion change in operating working capital, ConocoPhillips generated $3.47 billion in cash from operations and received proceeds from asset dispositions of $10.7 billion. The company funded $2.0 billion in capital expenditures and investments, paid dividends of $0.7 billion, paid $4.1 billion to reduce debt, purchased $2.7 billion in short-term investments and repurchased company common stock of $1.1 billion.

Outlook

Third-quarter 2017 production is expected to be 1,170 to 1,210 MBOED, which excludes Libya and reflects expected impacts from the San Juan, Barnett and Panhandle dispositions. The company’s full-year production on the same basis is expected to be 1,340 to 1,370 MBOED.

Full-year guidance for capital expenditures has been lowered to $4.8 billion.

Full-year guidance for depreciation, depletion and amortization has been decreased to $7.0 billion, reflecting the impact of asset sales and decreased expense associated with price- and performance-related positive reserve revisions. Corporate segment net expense guidance is $1.3 billion, decreased to $1.0 billion on an adjusted basis, reflecting tax impacts following the announced dispositions and lower interest expense from early debt retirement.

Production and operating expenses are expected to be $5.0 billion, which results in adjusted operating costs of $5.7 billion, reflecting the impact of asset sales. Dry hole expense guidance is $400 million, which results in adjusted dry hole and leasehold impairment expense of $450 million.

The company expects to reduce debt to less than $20 billion by year-end 2017, and expects full-year share repurchases of $3 billion with accelerating production growth on a per-share basis.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $78 billion of total assets, and approximately 12,200 employees as of June 30, 2017. Production excluding Libya averaged 1,503 MBOED for the six months ended June 30, 2017, and proved reserves were 6.4 billion BOE as of Dec. 31, 2016. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to our ability to liquidate the common stock issued to us by Cenovus Energy Inc. as part of our sale of assets in western Canada at prices we deem acceptable, or at all; our ability to complete the sale of our announced dispositions (the Sale Transactions) on the timeline currently anticipated, if at all; the possibility that regulatory approvals for the Sale Transactions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the Sale Transactions or our remaining business; business disruptions during or following the Sale Transactions, including the diversion of management time and attention; the ability to deploy net proceeds from the Sale Transactions in the manner and timeframe we currently anticipate, if at all; changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, adjusted dry hole and leasehold impairment, adjusted corporate segment net expense, and cash provided by operating activities excluding working capital. Operating costs is defined by the Company as the sum of production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted operating costs is defined as the Company’s operating costs further adjusted to exclude expenses that are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses.
The Company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per share basis), operating costs, adjusted operating costs, adjusted dry hole and leasehold impairment, and adjusted corporate segment net expense are useful to investors to help facilitate comparisons of the Company’s operating performance and controllable costs associated with the Company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provide a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company further believes that the non-GAAP measures adjusted operating costs, adjusted dry hole and leasehold impairment, and adjusted corporate segment net expense provide a more indicative measure of the Company’s underlying, controllable costs of operations by excluding other items that do not directly relate to the Company’s core business operations. Cash provided by operating activities excluding working capital is useful to investors to help facilitate comparisons of the Company’s financial performance across periods and with the performance of peer companies in a manner that, when viewed in combination with the Company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company’s business and performance. The Company’s Board of Directors and management also use these non-GAAP measures to analyze the Company’s operating performance across periods when overseeing and managing the Company’s business.
Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.
Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included below.
The release also contains the terms breakeven price, free cash flow, and per-share growth. Breakeven price is the Brent price at which cash provided by operating activities equals the capital expenditures and investments required to maintain flat production, working capital changes associated with investing activities and dividends paid. Free cash flow is cash provided by operating activities in excess of capital expenditures and investments required to maintain flat production, working capital changes associated with investing activities, and dividends paid. The company believes that breakeven price and free cash flow are useful to investors as they provide measures to compare cash provided by operating activities after deduction of capital expenditures and investments, working capital changes associated with investing activities, and dividends paid across periods on a consistent basis. Per-share growth is calculated using underlying production, which excludes Libya and signed and closed dispositions, divided by ending common shares outstanding. The company believes that per-share growth is useful to investors to compare production per share of common stock changes over time on a consistent basis.
References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	2Q17				2Q16				2017 YTD				2016 YTD
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)

Earnings			$(3,440)	(2.78)			(1,071)	(0.86)			(2,854)	(2.30)			(2,540)	(2.04)
Adjustments:
Impairments	6,284	(1,398)	4,886	3.95	246	(87)	159	0.13	6,509	(1,480)	5,029	4.06	631	(240)	391	0.31
Pension settlement expense	36	(11)	25	0.02	45	(14)	31	0.02	96	(28)	68	0.05	128	(39)	89	0.07
Restructuring	14	(6)	8	0.01	-	-	-	-	41	(14)	27	0.02	-	-	-	-
Rig termination	-	-	-	-	-	-	-	-	43	(15)	28	0.02	-	-	-	-
Net gain on asset sales	(1,855)	477	(1,378)	(1.12)	(56)	20	(36)	(0.03)	(1,855)	(519)	(2,374)	(1.91)	(56)	20	(36)	(0.03)
Pending claims and settlements	(2)	(69)	(71)	(0.06)	-	-	-	-	(2)	(69)	(71)	(0.06)	-	-	-	-
Premiums on early debt retirement	234	(49)	185	0.15	-	-	-	-	234	(49)	185	0.15	-	-	-	-
Deferred tax adjustment	-	(37)	(37)	(0.03)	-	(68)	(68)	(0.05)	-	(37)	(37)	(0.03)	-	(68)	(68)	(0.05)
Adjusted earnings / (loss)			$178	0.14			(985)	(0.79)			1	0.00			(2,164)	(1.74)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

ConocoPhillips
Table 2: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	2Q17	2Q16	2017 YTD	FY 2017 Guidance

Production and operating expenses	1,327	1,445	2,625	5,000
Production and operating expenses - percent reduction	-8%
Adjustments:
Selling, general and administrative (G&A) expenses	134	167	291	500
Exploration G&A, G&G and lease rentals	76	147	221	400
Operating costs	1,537	1,759	3,137	5,900
Operating costs unadjusted - percent reduction	-13%

Adjustments to exclude special items:
Less restructuring	(14)	-	(41)	(41)
Less pension settlement expense	(36)	(45)	(96)	(150)
Less rig termination	-	-	(43)	(43)
Adjusted operating costs	1,487	1,714	2,957	~5,700
Adjusted operating costs - percent reduction	-13%

ConocoPhillips
Table 3: Reconciliation of dry hole and leasehold impairment
$ Millions, Except as Indicated

	2017 YTD	FY 2017 Guidance

Dry holes	357	400
Leasehold impairment	71	100
Dry hole and leasehold impairment	428	500

Adjustment to exclude special items:
Less impairments	(51)	(51)
Adjusted dry hole and leasehold impairment	377	~450

ConocoPhillips
Table 4: Reconciliation of adjusted corporate segment net expense
$ Millions, Except as Indicated

	2017 YTD	FY 2017 Guidance

Corporate and Other earnings	(772)	(1,250)

Adjustments to exclude special items:
Less pension settlement expense	96	150
Less premiums on early debt retirement	234	234
Less pending claims and settlements	(2)	(2)
Less tax on special items	(76)	(98)
Adjusted corporate segment net expense	(520)	~(1,000)

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Andy O’Brien, 281-293-5000 (investors)
andy.m.obrien@conocophillips.com